Preliminary Offering Circular Dated February 3, 2020

An offering statement pursuant to Tier 2 Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor there would any sales of these securities in any state in which such offer, solicitation or sale be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OHIA DEVELOPMENT CORP.

(Exact Name of Registrant as specified in its Charter)

73-1089 Mahilani Drive

Kailua Kona, Hawaii 96740

808 960 7259

5,000,000 SHARES OF COMMON STOCK

This offering circular (the “Offering Circular”) relates to the offer and sale of up to $25,000,000 (the “Offering”) of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Ohia Development Corp., a Delaware corporation (the “Company,” “we,” “us,” or “our”), for $5.00 per share. In this Offering, the Company is offering up to 5,000,000 Common Stock. The Company will receive any of the proceeds from the sale of shares herein.

This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowd funding websites, although we expect to enter into a posting agreement with a similar service provider selected by our management (such service provider is referred to as “Portal Provider”). Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We estimate that such incentive compensation or commission to broker-dealers will be about 10% of the gross offering. Our executive officers, directors and employees will not receive any commission or any other remuneration for any sales of Shares. In offering Shares on our behalf, our executive officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. If we sell all the shares in this Offering through broker-dealers, we estimate that the aggregate gross proceeds to us will be $22,450,000. However, since the Offering is being conducted on a "best efforts" basis, there is no minimum number of Shares that must be sold. Accordingly, all funds raised in this Offering will become immediately available to us and may be used as they are accepted. Investors will not be entitled to a refund and could lose their entire investment.

Particulars	Number of shares	Price to public	Underwriting discount & commission (1)	Offering expenses (2)	Proceeds to Issuer
One share	1	$ 5.00	$ 0.50	$ 0.01	$ 4.49
All shares	5,000,000	$ 25,000,000	$ 2,500,000	$ 50,000	$ 22,450,000

1.This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowd funding websites, although we expect to enter into a posting agreement with a Portal Provider. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We will indemnify participating broker-dealers and others with respect to disclosures made in the offering circular.

2.The Company will bear the offering expenses estimated to be approximately $50,000. The underwriting discounts and commission is estimated to be $2,500,000; therefore the total expense is estimated to be $2,550,000 which when subtracted from the total offering proceeds of $25,000,000 will result in total estimated $22,500,000 in net proceeds to the Company if all the 5,000,000 shares of this offering are sold.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

There shall be no minimum amount invested before the Company shall have access to the proceeds. The Offering will terminate upon the earlier of (i) such time as all of the shares of Common Stock have been sold pursuant to this Offering Circular or (ii) 365 days from the qualified date of this Offering Circular, unless extended by the Company’s directors, in their sole discretion, for an additional 90 days. (iii)We may however, at any time and for any reason, terminate the Offering without notice to or consent from any purchaser of shares of Common Stock in the Offering.

The proceeds from the sale of the shares of Common Stock will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed pursuant to this Offering Circular. All proceeds from the sale of the shares of Common Stock are non-refundable, except as may be required by applicable laws. The Company will receive the proceeds from the sale of shares offered herein; all expenses incurred in this Offering are being paid for by the Company.

There has been no public trading market for the Common Stock.  Upon completion of this Offering, we will attempt to have the shares quoted on either the OTCQX or OTCQB, each operated by OTC Markets Group, Inc. (collectively, the “OTC”), subject to our satisfaction of applicable listing requirements. There is no assurance that the shares of Common Stock will ever be quoted on the OTC.  To be quoted on the OTC, a market maker must apply with the Financial Industry Regulatory Authority ("FINRA") to make a market in our Common Stock.  As of the date of this Offering Circular, we have not engaged in preliminary discussions with a FINRA market maker regarding participation in a future trading market for our securities; however, no filing with FINRA has been made.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING TO THE EXTENT THAT THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D) (2) (I) (C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAYTHERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES OF COMMON STOCK ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 9.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

ADDITIONAL INFORMATION

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the Commission. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of shares of our Common Stock. Our business, financial condition, results of operations and Offering Circular may have changed since that date.

The date of this Offering Circular is February 3, 2020

T ABLE OF CONTENTS

Offering Circular Summary…………………………………………………………………………………………… …………5
The Offering……………………………………………………………………………………………………………… ………7

Use of Proceeds…………………………………………………………………………………………………………………..22
Determination of Offering Price…………………………………………………………………………………………………23
Business…………………………………………………………………………………………………………………………..23
Management’s Discussion and Analysis of Financial Condition and Results of Operations……………………………………26
Directors and Executive Officers and Corporate Governance…………………………………………………………………...28
Executive Compensation…………………………………………………………………………………………………………29
Security Ownership of Certain Beneficial Owners and Management……………………………………………………………30
Certain Relationships and Related Transactions…………………………………………………………………………………30
Description of Securities…………………………………………………………………………………………………………31
Legal Matters…………………………………………………………………………………………………………………….34
Experts……………………………………………………………………………………………………………………………34
Where You Can Find More Information…………………………………………………………………………………………34
Financial Statements for July 23, 2019 (Inception) to period ending September 30, 2019 …………………………………….35
PART III—EXHIBITS
SIGNATURES

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that may be important to you. You should read this entire Offering Circular carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this Offering Circular. In this Offering Circular, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Ohia Development Corp.

This Offering Circular, and any supplement to this Offering Circular, include “forward-looking statements”. To the extent that the information presented in this Offering Circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in this Offering Circular.

Overview

Ohio Development Corp was incorporated under the laws of the State of Delaware on July 23, 2019. Our principal office is located at 73-1089 Mahilani Drive, Kailua Kona, Hawaii 96740.  We are an internally managed real estate development company. Ohia will engage in development and/or acquisition, management and operation of commercial real estate with a focus on retail shops, professional offices and food and beverage strip shopping centers in Hawaii. We have identified a four (4) acres property located on 92-8635 Lehua Lane, Naalehu, Hawaii 96737 on which we intend to develop our Phase 1, 50,000 square feet shopping mall. In Phase 2, we intend to acquire an additional four (4) acres nearby and develop it as strip mall. Our goal is to raise funds in this offering to develop the property and replicate the same business model in other targeted locations in Hawaii.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•Are not required to obtain an attestation and report from our auditors  on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure

•may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Company and Other Information

The Company was incorporated under the laws of the State of Delaware on July 23, 2019. Our principal office is located at 73-1089 Mahilani Drive, Kailua Kona, Hawaii 96740. Our telephone number is 808 960 7259. Our Internet address is www.lehuacourt.com. You should not consider any information on, or that can be accessed through, our website a part of this Offering Circular. We do not own any U.S. federal trademark registrations and or have pending trademarks applications, or unregistered trademarks.

THE OFFERING

The offering is for 5,000,000 shares of Common Stock. The price at which the Company intends to offer these shares of Common Stock is $5.00 per share for the duration of the Offering. The Company will receive all proceeds from the sale of our Common Stock, less the underwriting discounts or broker-dealer commissions and offering costs.

CapitalizationOur Certificate of Incorporation provides for issuance of up to 100,000,000 shares of Common Stock, $0.0001 par value.

Securities being offered by the Company5,000,000 shares of Common Stock offered by us on a self-underwriting best efforts basis at $5.00 per share. We may also use FINRA member firm broker-dealers.

Offering price per shareAt a fixed per share price of $5.00 for the duration of the Offering.

Number of shares of Common Stock issued

and outstanding before the Offering95,000,000 shares of Common Stock issued and outstanding as of January  2, 2020. See “Security Ownership of Certain Beneficial Owners and Management”

Number of shares of Common Stock issued and100,000,000 shares of Common Stock will be issued outstanding after the Offeringand outstanding if the Company sell all the shares of Common Stock being offered herein. See “Security Ownership of Certain Beneficial Owners and Management”

The minimum number of shares of Common Stock to be sold in this Offering	None

Market for the shares of Common Stock

There is no public market for the shares of Common Stock. We intend to seek the quotation of our Common Stock on the OTC. There can be no assurance that we will be able to obtain such quotation, or if we do obtain it, that a market will ever develop.

Use of Proceeds

The net proceeds from the offering by the Company will be utilized to acquire and develop strip malls, medical offices, restaurants, banks, pharmacies and other professional offices. See “Use of Proceeds”

Termination of the Offering

The Offering will terminate upon the earlier of:

(i) such time as all of the shares of Common Stock have been sold pursuant to this Offering Circular or

(ii) 365 days from the qualified date of this Offering Circular unless extended by us for an additional 90 days, in our sole discretion, without notice to or consent from investors

(iii) We may however, at any time and for any reason terminate the Offering without notice to or consent from any purchaser of shares of Common Stock in the Offering.

Terms of the Offering Subscriptions:

All subscriptions are irrevocable, subject to acceptance by the Company. The Company may accept or reject any subscription, in whole or in part, for any reason, in its sole discretion. Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to purchasers attributable to shares of Common Stock purchased by such purchasers.

Offering Costs and Underwriting Discounts and Commissions:	We estimate our total offering costs to be approximately $2,550,000 if we sell all the Offering through broker-dealers and/or underwriters.
Risk Factors:	See “Risk Factors” and the other information in this Offering Circular for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

You should rely only upon the information contained in this Offering Circular. We have not authorized anyone to provide you with information different from that which is contained in this Offering Circular. We are offering to sell Common Stock and seeking offers to Common Stock only in jurisdictions where offers and sales are permitted.

 RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing shares of our Common Stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, if such a trading market develops, could decline and investors in our Common Stock could lose all or part of their investment.

Risks Related to our Company

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We were incorporated on July 23, 2019 and have no operating history or revenue. We will utilize the net proceeds from this offering to acquire land for our land banking operations and to acquire, restore, and manage residential and commercial properties, and for general corporate purposes, including operating expenses and working capital expenses. Given our limited operating history, it is difficult to forecast our future results based.  Because of the uncertainties related to our limited historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees, in particular, William Stockton, our Chief Executive Officer, and Director. The loss of his services would delay our business operations substantially. We currently do not maintain key person life insurance for any of the senior members of our management team or other key personnel. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, it is difficult to locate experienced executives in our industry and offer them competitive salaries at this stage in the Company’s development. We may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our businesses may be severely disrupted.

We will require additional funds in the future to achieve our current business strategy and our inability to obtain funding may cause a material adverse effect on our business and financial condition.

We will need to raise additional funds through public or private debt or equity sales in order to fund our operations and future growth. Additional funding will also be needed to enhance our credit profile and make it easier for us to borrow money. These financings may not be available when needed. Even if these financings are available, they may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to fund our operations and future growth.

Our two (2) Directors: William Stockton and Stephen Sahines beneficially owns approximately 100% of our outstanding stock; their beneficial ownership of 100% of our outstanding stock means that they have substantial voting power in all matters submitted to our stockholders.

The directors constitute controlling stockholders due to their large ownership percentage in the Common Stock. Accordingly, they have substantial voting power in all matters submitted to our stockholders for approval including:

•	Election of our board of directors;
•	Removal of any of our directors;
•	Any amendments to our certificate of incorporation, as amended (the “Certificate of Incorporation”) or our Amended and Restated Bylaws (the “Bylaws”); and
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Also, the Directors stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Business

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also adversely impact our revenues and cash flows.

The factors that affect the value of our real estate investments include, among other things:

•global, national, regional and local economic conditions;

•competition from other available space;

•local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•how well we manage our properties;

•the development and/or redevelopment of our properties;

•changes in market rates;

•the timing and costs associated with property improvements and rentals;

•whether we are able to pass all or portions of any increases in operating costs through to tenants;

•changes in real estate taxes and other expenses;

•whether tenants and users such as customers and shoppers consider a property attractive;

•changes in space utilization by our tenants due to technology, economic conditions and business environment;

•inflation or deflation;

•fluctuations in interest rates;

•our ability to obtain adequate insurance;

•changes in zoning laws and taxation;

•government regulation;

•consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

•potential liability under environmental or other laws or regulations;

•natural disasters;

•general competitive factors; and

•climate changes.

The rental proceeds we receive and the occupancy levels at our properties may decline as a result of adverse changes in any of these factors. If revenues, sales proceeds and/or occupancy levels decline, we generally would expect to have less cash available to pay indebtedness and for distribution to shareholders. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs generally do not decline when the related rents decline.

We may not be able to rent the shopping malls we develop or acquire.

We may develop or acquire shopping malls and have difficulties renting them out because of market conditions.

Strip Mall Development is a Competitive Businesses.

We compete with a large mall developers, some of which may be willing to accept lower returns on their investments. Principal factors of competition are rates charged, attractiveness of location, the quality of the property and the breadth and the quality of services provided. Our success depends upon, among other factors, trends of the global, national, regional and local economies, the financial condition and operating results of current and prospective clients and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation, population and employment trends.

We May Incur Significant Costs To Comply With Environmental Laws And Environmental Contamination May Impair Our Ability To Lease and/or Sell Real Estate.

Our operations and properties are subject to various federal, state and local laws and regulations concerning the protection of the environment, including air and water quality, hazardous or toxic substances and health and safety. Under some environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused the release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of damage, demolition, renovation or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) are also regulated by federal and state laws. We are also subject to risks associated with human exposure to chemical or biological contaminants such as molds, pollens, viruses and bacteria which, above certain levels, can be alleged to be connected to allergic or other health effects and symptoms in susceptible individuals. Our predecessor companies may be subject to similar liabilities for activities of those companies in the past.  We could incur fines for environmental compliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or related claims arising out of environmental contamination or human exposure to contamination at or from our properties.

In addition, we may become subject to costs or taxes, or increases therein, associated with natural resource or energy usage (such as a “carbon tax”).  These costs or taxes could increase our operating costs and decrease the cash available to pay our obligations or distribute to equity holders.

Our Business And Operations Would Suffer In The Event Of System Failures.

Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, and terrorism, war and telecommunication failures.  Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business.  We may also incur additional costs to remedy damages caused by such disruptions.

The Occurrence Of Cyber Incidents, Or A Deficiency In Our Cyber Security, Could Negatively Impact Our Business By Causing A Disruption To Our Operations, A Compromise Or Corruption Of Our Confidential Information, and/or Damage To Our Business Relationships Or Reputation, All Of Which Could Negatively Impact Our Financial Results.

We face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons who access our systems from inside or outside our organization, and other significant disruptions of our IT networks and related systems. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations (including managing our building systems) and, in some cases, may be critical to the operations of certain of our tenants. Although we make efforts to maintain the security and integrity of these types of IT networks and related systems, and we have implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed to not be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us to entirely mitigate this risk.

A security breach or other significant disruption involving our IT networks and related systems could disrupt the proper functioning of our networks and systems and therefore our operations and/or those of certain of our tenants; result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours or others, which others could use to compete against us or which could expose us to damage claims by third-parties for disruptive, destructive or otherwise harmful purposes and outcomes; result in our inability to maintain the building systems relied upon by our tenants for the efficient use of their leased space; require significant management attention and resources to remedy any damages that result; subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or damage our reputation among our tenants and investors generally. Any or all of the foregoing could have a material adverse effect on our results of operations, financial condition and cash flows.

We are subject to zoning and environmental controls that may restrict the use of our property.

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various foreign, federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate. We have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property; such liability could adversely affect the value of your investment.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Compliance Or Failure To Comply With The Americans With Disabilities Act Or Other Safety Regulations And Requirements Could Result In Substantial Costs.

The Americans with Disabilities Act (“ADA”) generally requires that public buildings, including our properties, meet certain federal requirements related to access and use by disabled persons.  Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants and/or legal fees to their counsel.  From time to time persons have asserted claims against us with respect to some of our properties under the

ADA, but to date such claims have not resulted in any material expense or liability.  If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to shareholders.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements.  If we fail to comply with these requirements, we could incur fines or private damage awards.  We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Our Investments Will Be Concentrated In Hawaii. Circumstances Affecting Hawaii This Area Generally Could Adversely Affect Our Business.

Factors Affecting The National And Local Economy Will Affect Us.

Real estate markets are subject to economic downturns and we cannot predict how economic conditions will impact Hawaii or the nation in either the short or long term. Declines in the economy or declines in real estate markets could hurt our financial performance and the value of our properties.  In addition to the factors affecting the national economic condition generally, the factors affecting economic conditions in Hawaii include:

•financial performance and productivity of the media, advertising, financial, technology, retail, insurance and real estate industries;

•industry slowdowns;

•changing demographics;

•infrastructure quality; and

•any oversupply of, or reduced demand for, Strip Malls.

It is impossible for us to assess the future effects of trends in the economic and investment climates of the geographic areas in which we concentrate, and more generally of the United States, or the real estate markets in these areas.  Local, national or global economic downturns would negatively affect our businesses and profitability.

Natural Disasters And The Effects Of Climate Change Could Have A Concentrated Impact On The Areas Where We Operate And Could Adversely Impact Our Results.

Hawaii also sits on major volcanic geologic formation. Our investments will, at least initially, be concentrated in Hawaii. Natural disasters, including earthquakes and volcanic eruptions could impact our properties in these and other areas in which we operate.  Potentially adverse consequences of “global warming” could similarly have an impact on our properties.  As a result, we could become subject to significant losses and/or repair costs that may or may not be fully covered by insurance and to the risk of business interruption.  The incurrence of these losses, costs or business interruptions may adversely affect our operating and financial results.

Real estate investments are illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

If we purchase or develop assets at a time when the commercial real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase or develop may not appreciate or may decrease in value.

The commercial real estate markets are currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase or develop real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for or expended in the development of such assets.

A commercial property's income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of "for sale" properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), and the attractiveness and location of the property. Our performance will be linked to economic conditions in the regions where our properties will be located and, in the market, commercial space generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market prices, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

Our properties may not be diversified.

Since our focus is on strip malls, our portfolio will not be diversified both in terms of asset class and geography. Our performance is therefore linked to economic conditions in the regions in which we will acquire and develop properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties for properties and other investments may result in our paying higher prices for properties which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, banks, insurance companies, REITs, and real estate limited partnerships, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay higher prices for properties, our ultimate profitability may be reduced, and the value of our properties may not appreciate or may decrease significantly below the amount paid for such properties. At the time, we elect to dispose of one or more of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

Risks relating to the Company’s Securities

We may never have a public market for our Common Stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with FINRA to achieve a ticker symbol. Thereafter, we plan to have our shares quoted on the OTC. However, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We may in the future issue additional shares of our Common Stock, which may have a dilutive effect on our stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, at a par value of $0.0001 per share, of which 95,000,000 shares are issued and outstanding as of January  2, 2020. The future issuance of our Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our Common Stock.

Delaware law and provisions in our Certificate of Incorporation and our Bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our Common Stock.

The anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our Certificate of Incorporation and our Bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, or otherwise adversely affect the rights of the holders of our Common Stock, including the following:

•special meetings of our stockholders may only be called by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer;

•vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•directors may be removed from office only for cause;

•our Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established, and shares of which may be issued, by our board of directors without stockholder approval and which may contain voting, liquidation, dividend and other rights superior to those of our Common stock; and

•advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

We do not currently intend to pay dividends on our Common Stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividends on our Common Stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your Common Stock for the foreseeable future and the success of an investment in shares of our Common Stock will depend upon any future appreciation in its value. There is no guarantee that shares of our Common Stock will appreciate or even maintain the price at which our stockholders have purchased their shares.

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to some other public companies.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•	the last day of the fiscal year following the fifth anniversary of the first offering pursuant to a registration statement declared effective by the Commission;
•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or
•	the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

For so long as we remain an “emerging growth company,” we will not be required to:

•to obtain an attestation and report from our auditors  on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•submit certain executive compensation matters to stockholders’ advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and instead may provide a reduced level of  disclosure concerning executive compensation.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, which allows us to delay the adoption of new or revised accounting standards until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to public companies that comply with new or revised accounting standards.

Because of these exemptions, some investors may find our Common Stock less attractive, which may result in a less active trading market for our Common Stock, and our stock price may be more volatile.

As we intend to be a Commission public reporting company, we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance.

Our management and other personnel will need to devote a substantial amount of time to compliance requirements to maintain reporting status. Moreover, compliance with these rules and regulations will involve significant cost.

We currently do not have an internal audit group, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to obtain and maintain effective internal controls for financial reporting.

 We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a reporting company we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

We do not currently have independent audit or compensation committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments for the Company offering will be paid to the Company and held in a segregated corporate bank account until the corresponding subscription agreement is accepted by the Company. Therefore, once funds are advanced, an investor’s subscription offer is irrevocable, subject to Company acceptance. The Company will provide written notice to each investor upon acceptance or rejection of such as soon as practicable after we receive funds.  An acceptance of subscription agreements by the Company will constitute a closing.  Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to the purchasers, if requested by such purchasers in their respective subscription agreement.  As a result, purchasers of the Common Stock will not immediately receive stock certificates representing the shares of Common Stock purchased in the Offering at the time we accept their funds at a closing.  However, purchasers will be deemed to have fully paid for the shares of Common Stock purchased, will retain full ownership of such shares, all rights connected thereto and may transfer or sell such shares of Common Stock in accordance with federal and state securities laws in coordination with the Company’s transfer agent regardless of whether a stock certificate has been issued.

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

We have broad discretion in how we use the net proceeds of this Offering and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this Offering and could use them for purposes other than those contemplated at the time of this Offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Common Stock.

Our stock is a penny stock. Trading of our stock may be restricted by the Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our Common Stock is a penny stock. The Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock.

We are selling the shares of this Offering without an underwriter and may be unable to sell any shares.

This Offering is “self-underwritten” meaning we intend to sell it ourselves through our officers, directors and employees under Rule 3a4-1 of the Securities Exchange Act of 1934. However, we will not receive any sales commission for our sales efforts. In addition, the offering will be conducted on a “best efforts” basis meaning we would do our best to sell it. Since this is a “best efforts” endeavor, there is no guarantee that we will be able to sell any of the shares. Unless we are successful in selling all of the shares in this Offering, we may have to seek alternative financing to implement our business plan. Nevertheless, we reserve the right to offer the stocks through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources such as crowdfunding portal providers. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms and (ii) no posting agreements had been entered into by us with any crowdfunding portal providers.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this Offering.

Our shares are not listed on any market or public stock exchange. There is presently no demand for our Common Stock and no public market exists for the shares being offered in this Offering Circular. We plan to contact a market maker immediately following the completion of the Offering and apply to have the shares quoted on the OTC. The OTC is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. To be eligible for quotation on the OTC, issuers must remain current in their filings with the Commission or applicable regulatory authority, pay an annual listing fee and may be subject to additional requirements based on the specific marketplace. If we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.

We cannot guarantee that our application will be accepted or approved, and our stock listed and quoted for sale. As of the date of this filing, we have not engaged in any preliminary discussions with a FINRA market maker regarding participation in a future trading market for our securities and no filing with FINRA has been made. If no market is ever developed for our Common Stock, it will be difficult for you to sell any shares you purchase in this Offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our Common Stock quoted on a public trading market, your shares will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

We will incur ongoing costs and expenses for Commission reporting and compliance. Without sufficient funds, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

We estimate our total offering costs to be $50,000. If we experience a shortage of funds prior to funding, William Stockton Our Director has verbally agreed to advance funds to the Company to allow us to pay for offering costs, filing fees, and correspondence with our shareholders; however, he has no has no legal obligation to advance or loan funds to us. After the qualified date of this Offering Circular, since we intend to be a full Exchange Act reporting company by registering our Common Stock pursuant to Section 12(g) of the Exchange Act by filing a registration statement on Form 8-A in connection with the qualification of this offering statement, we will be required to file annual, quarterly and current reports, or other information with the Commission as provided by the Exchange Act. In order for us to remain in compliance we will require funds to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues or raise sufficient capital to remain in compliance, we may have to curtail our business plan and it may be difficult for you to resell any shares you may purchase, if at all.

PLAN OF DISTRIBUTION

The Company has 95,000,000 shares of Common Stock issued and outstanding as of the date of this Offering Circular. The Company is offering up to 5,000,000 shares of its Common Stock to investors at the price of $5.00 per share, which will result in 100,000,000 shares of Common Stock issued and outstanding upon completion of the Offering assuming 100% of the shares of Common Stock are sold.

Our shares will be sold on a best efforts basis by our officers, directors and employees. In connection with the selling efforts in the Offering, we will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of Commission Rule 3a4-1, promulgated under the Exchange Act. However, we reserve the right to offer the stocks through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources such as crowdfunding portal providers. As of the date of this offering circular, we have not entered into any selling agreements with any broker-dealer or posting agreements with any crowd funding portal providers.

Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers, directors or employees is subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our officers, director and employees will not be compensated in connection with their participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our officers, directors or employees who will participate in the sales efforts are not, nor have been within the past 12 months, a broker or dealer, and are not, nor have they been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, our officers, directors and employees who participate in the sales efforts will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers, directors and employees who will participate in the sales efforts will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 5,000,000 shares being offered. The price per share is fixed at $5.00 for the duration of this Offering. Although our Common Stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of Common Stock quoted on the OTC Market. In order to be quoted on the OTC a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company must be made at the fixed price of $5.00 until a market develops for the stock. The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. The shares of Common Stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this Offering Circular will be sold at a fixed price of $5.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; or if an exemption from such registration is available and with which the Company has complied.

In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this offering statement is effective.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must:

•Execute and deliver a subscription agreement; and

•Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions for the Offering by the Company must be made payable to “Ohia Development Corp.”. The Company may hold any number of closings until 5,000,000 Shares have been sold. The execution of a subscription agreement by a prospective investor will constitute a binding offer pursuant to the terms thereof to purchase shares of Common Stock and an agreement to hold open such offer until the subscription is accepted or rejected by the Company. No subscriptions will be valid unless accepted in writing by an officer of the Company. The Company will provide written notice to each investor upon acceptance or rejection of such as soon as practicable after we receive them. An acceptance of subscription agreements will constitute a closing. Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to purchasers, if requested by such purchasers in their respective subscription agreement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

 DILUTION

The following table is for illustrative purposes only. The share price for this Offering is fixed at $5.00 per share.

If you invest in our shares, your interest will be diluted to the extent of the difference between the offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table demonstrates the dilution that new investors will experience relative to the company’s net tangible book value as of September 30, 2019. Net tangible book value is the aggregate amount of the company’s tangible assets, less its total liabilities. Assuming the Company sell all of their offering, the table presents four scenarios: a $6,250,000 (25%); $12,500,000 (50%); $18,750,000 (75%) and $25,000,000 (100%) raise.

25% $6,250,000	50% $12,500,000	75% $18,750,000	100% $25,000,000
Price Per Share	$5	$5	$5	$5
Shares Issued	1,250,000	2,500,000	3,750,000	5,000,000
Capital Raised	$6,250,000	$12,500,000	$18,750,000	$25,000,000
Offering Expenses	$50,000	$50,000	$50,000	$50,000
Underwriting Discounts/Commissions	$625,000	$1,250,000	$1,875,000	$2,500,000
Total Offering Expenses and Underwriting Discounts / Commissions	$675,000	$1,300,000	$1,925,000	$2,550,000
Net Proceeds	$5,575,000	$11,200,000	$16,825,000	$22,450,000
Net Tangible Value - Pre-Financing	-$23,000	-$23,000	-$23,000	-$23,000
Net Tangible Value - Post Financing	$5,552,000	$11,177,000	$16,802,000	$22,427,000
Shares Issued and Outstanding - Pre Financing	95,000,000	95,000,000	95,000,000	95,000,000
Shares Issued and Outstanding - Post Financing	96,250,000	97,500,000	98,750,000	100,000,000
Net Tangible Per Share Book Value - Pre Financin	-$0.0002	-$0.0002	-$0.0002	-$0.0002
Increase / Decrease Per Share Attributable to New Investors	$0.057	$0.11	$0.17	$0.22
Net Tangible Per Share Book Value - Post Financi	$0.057	$0.11	$0.17	$0.22

We have assumed for purposes of the above illustrative data that the Company will pay $50,000 for Offering Expenses and $2,500,000 in underwriting discounts and commissions amounting to $2,550,000 in Offering Expenses and Underwriting Commissions if we sell the entire Offering through broker-dealers.  Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a Company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, convertible notes, preferred shares or warrants) into stock. If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. The Company has 95,000,000 shares of Common Stock issued and outstanding. Therefore, all of the Company’s current shareholders and the investors in this Offering will experience the same dilution if the Company decides to issue more shares in the future.

USE OF PROCEEDS BY THE ISSUER

We estimate that, at a per share price of $5.00, the net proceeds from the sale of the 5,000,000 shares in this Offering will be approximately $22,450,000, after deducting the estimated underwriting commissions/discounts and offering expenses of approximately $2,550,000. However, the Offering Expenses does not include commission we would pay registered broker-dealers if we engaged such broker-dealers for the distribution of the Offering herein. We will utilize the net proceeds from this offering to acquire the land on which we intend to build, contract and begin engineering and design, and raise the funds needed for construction through a subsequent registered offering statement, and for general corporate purposes, including financing, operating expenses and our other expenses.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. For further discussion see the Company’s Plan of Operation.

Percentage of Offering proceeds	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold

Shares Sold	1,250,000	2,500,000	3,750,000	5,000,000
Gross Proceeds	$6,250,000	$12,500,000	$18,750,000	$25,000,000
Total Proceeds Before Expenses	$6,250,000	$12,500,000	$18,750,000	$25,000,000
Offering Expenses	$50,000	$50,000	$50,000	$50,000
Underwriting Discounts/Commissions	$625,000	$1,250,000	$1,875,000	$2,500,000
Total Expenses	$675,000	$1,300,000	$1,925,000	$2,550,000
Amount of Offering Proceeds Available for Investment	$5,575,000	$11,200,000	$16,825,000	$22,450,000

Expenditures:
Land Acquisition	$515,195 (1)	$515,195	$515,195	$515,195
Architecture, Engineering and Related Expenses	$4,775,000(2)	$10,370,000(3)	$15,960,000(4)	$17,500,000 (5)
Administrative and Corporate Expenses	$142,402	$152,402	$167,402	$242,402
Legal	$142,402	$162,402	$182,402	$242,402
Research and Development	$0.00	$0.00	$0.00	$100,000
Subsequent Fund Raising	$0.00	$0.00	$0.00	$0.00
Working Capital Reserves for Construction	$0	$0	$0	$3,850,000

Total Expenditures	$5,574,999	$11,199,999	$16,824,999	$22,449,999
Net Remaining Proceeds	$0.00	$0.00	$0.00	$0.00

1)The main objective of the Company is to acquire land for both phases. This point represents total land acquisition cost of $515,915 consisting of $165,195 for Phase 1 and $350,000 for Phase 2.

2)The amount of $4,775,000 includes cost for partial completion for Phase 1.

3)The amount of $10,370,000 includes 100% completion cost of Phase 1 of $7,500,000 and $2,870,000 for partial completion of Phase 2 from the total cost of $10,000,000.

4)The amount of $15,960,000 includes 100% completion cost of Phase 1 of $7,500,000 and $8,460,000 for partial completion of Phase 2 2 from the total cost of $10,000,000.

5)The amount of $17,500,000 includes 100% completion of Phase 1 of $7,500,000 and $10,000,000 for Phase 2.

The above figures show that we must sell at least 50% or 2,500,000 shares of the Offering to raise enough funds to execute on Phase 1 of our project. If we do not, we would have to seek mortgage financing from banks or other lending institutions. There is no guarantee that we will succeed in accessing mortgage credit and even if we did, the interest rate may be high and adversely affect our revenues and results of operations. See “Risks” Disclosures above.

See “Operational Plan Page 29

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

DETERMINATION OF OFFERING PRICE

Since our shares of Common Stock are not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our Common Stock is not listed on a public exchange, we intend to obtain a listing on the OTC concurrently with the qualification of this Offering Circular. In order to be quoted on the OTC, a market maker must file an application on our behalf in order to make a market for our Common Stock.

There is no assurance that our Common Stock will be quoted at market prices in excess of offering price in this Offering as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

 BUSINESS

Overview and Corporate History

Our Company:

Ohia Development Corp. is a real estate development company with a focus on strip malls. We are a development stage company, and we expect to use substantially all of the net proceeds from this offering to organize and design our first project.

Our Vision and Business Plan:

Our vision is in two phases. In Phase 1, we plan to develop Lehua Court, a four acres of approximately 50,000 square feet, three (3) story strip mall building that will house a boutique hotel on the top floor, professional offices, banks, pharmacies, restaurants, veterans center and other retail spaces. We have entered into a Land Purchase Agreement with Lehua Court LLC for the Phase 1 property, subject to financing from the offering. We do not yet have rental agreements with tenants. See Land Purchase Agreement. The goal of Lehua Court is to offer employment to local residents and attract businesses that will provide services that are currently not available in the community. In Phase 2, we plan to acquire additional four (4) acres of nearby land and apply for rezoning from A1A to CV40 and install the requisite infrastructures and construct additional commercial space similar businesses. See also “Plan of Operations.”

Lehua Court LLC (“Lehua”) is a Hawaii limited liability company. Lehua is affiliated to the issuer because William Stockton and Stephen Sahines, the two sole members of Lehua are also the sole shareholders and control persons of Ohia Development Corp. The offering expenses of Ohia are currently being paid by Lehua through funds provided to Lehua by William Stockton and Stephen Sahines.

Competition and Competitive Environment:

We will compete with many third parties engaged in real estate investment activities including REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies, private developers and other entities. There are also REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors have substantially greater marketing and financial resources than we will have and generally may be able to accept or manage more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities may seek financing through the same channels that we do. Therefore, we will compete for investors and funding in a market where funds for real estate investment may decrease or grow less than the underlying demand.

Government Regulation:

Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. Real estate development is subject to increasing environmental, building, and zoning regulations by various authorities. Such regulations affect construction by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design. Some regulations affect development activities by directly affecting the viability and timing of projects. We must obtain the approval of numerous governmental authorities that regulate such matters as land use and level of density, the installation of utility services, such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. If these authorities determine that existing utility services will not adequately support proposed development, building moratoria may be imposed. As a result, we use substantial resources to evaluate the impact of government restrictions imposed upon new development. Furthermore, as local circumstances or applicable laws change, we may be required to obtain additional approvals or modifications of approvals previously obtained or we may be forced to stop work. These increasing regulations may result in a significant increase in resources between our initial acquisition of land and the commencement and the completion of developments. In addition, the extent to which we participate in land development activities subjects us to greater exposure to regulatory risks.

Our Competitive Strengths

We believe the experience of our director and officers, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following:

§	Experienced and Dedicated Management Team. The Company intends to maintain a committed management team focusing on all phases of commercial real estate investment, management and disposition.
§	Strategy of Opportunistic Investing. We analyze and focus on a niche market that meets local needs.

Target Markets

The Company's target market is initially Hawaii.

Industry Overview

Shopping malls house our retail outlets and small business offices, including doctor’s offices, pharmacies, restaurants, beauty and nail salons, barber shops, etc. The health and future of shopping mall business is intricately tied into the health of the retail business, a vital industry in the American economic landscape. Retailing is a vital commercial activity, providing customers with an opportunity to purchase goods and services from various types of merchants. The first retail outlets in America were trading posts and general stores. At trading posts, goods obtained from Native Americans were exchanged for items imported from Europe or manufactured in other parts of the country. As villages and towns grew, trading posts developed into general stores and began to sell food, farm necessities, and clothing. Typically run by a single person, these stores sometimes served as the post office and became the social and economic center of their communities. Since World War II, giant supermarkets, discount houses, chain stores, and shopping malls have grown in popularity. Even so, individually owned businesses thrive, often giving customers more personal and better-informed service. Today, retail is a complex and diverse field. It involves the selling of all types of physical goods, such as automobile parts, pharmaceuticals, clothing, health care products, books, and food, as well as services, such as automobile repair or rug cleaning. The U.S. Commerce Department reports that total retail sales in 2015 were around $5 trillion, The vast majority of sales that make up that $5 trillion dollars are in store purchases. In 2015 e-commerce only accounted for 7.1 percent of revenue. It is forecast that this percentage will grow to about 9.8% by 2019. More than 25 million people in the U.S. are employed by retailers.

See: https://www.vault.com/industries-professions/industries/retail/industry-outlook

Tax Treatment of Registrant and its Security Holders

Although we hope to be a real estate company with real estate assets, we will not be initially operating as a Real Estate Investment Trust (“REIT”) as we may not initially be able to qualify as a REIT. Therefore, we will initially operate a, “C” corporation. As such, our profits are taxable at corporate level and dividends, if any, are taxable at individual level.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The properties we acquire likely will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We generally will acquire properties that are in material compliance with all regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

Our Growth Strategy

The Company will seek to begin execution of its operations upon completion of this offering. The timing of commencement of operations may be influenced by our relative success of this offering. We may not raise sufficient proceeds through this offering in order to fully execute our business plans.

Operational Plan

Our operational plan is in two phases: In Phase 1, we plan to develop Lehua Court, a four acres of approximately 50,000 square feet,  three (3) story strip mall building that will house a boutique hotel on the top floor, professional offices, banks, pharmacies, restaurants, veterans center and other retail spaces. The goal of Lehua Court is to offer employment to local residents and attract businesses that will provide services that are currently not available in the community. In Phase 2, we plan to acquire additional four (4) acres of nearby land and apply for rezoning from A1A to CV40 and install the requisite infrastructures and construct additional commercial space similar businesses.

Patents and Trademarks

We have no patents or trademarks.

Employees:

Currently, the company does not have any full time employees. The company may hire a number of employees as needed after effectiveness of this offering primarily to support our acquisition and development efforts.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DESCRIPTION OF PROPERTY

Our principal offices are located at our principal office is located at 73-1089 Mahilani Drive, Kailua Kona, Hawaii 96740. We do not currently lease or own any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of our company as of September 30, 2019.  You should read this discussion together with the consolidated financial statements, related notes and other financial information included in this Offering Circular. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties, including those discussed under Part II, “Risk Factors” and elsewhere in this Offering Circular, and are based upon judgments concerning various factors that are beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

General Overview

Ohia Development Corp was incorporated under the laws of the State of Delaware on July 23, 2019. Our principal office is located at 73-1089 Mahilani Drive, Kailua Kona, Hawaii 96740.

On July 30, 2019, the Company elected William. Stockton and Stephen Sahines as members of the board of directors and appointed William. Stockton as CEO and Stephen Sahines as CFO.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, and raising capital. Accordingly, the Company is considered to be in the development stage, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. The Company has generated no revenues from operations and therefore lacks meaningful capital reserves.

Operating Results

As of September 30, 2019 we have not generated any revenues and incurred expenses of $43,000.00.  Our operating expenses consist of the costs incurred in organizing the company and this offering as well as professional fees. As a result, our net loss for the period from inception through September 30, 2019 was $43,000.00. Our accumulated deficit as of September 30, 2019 was $43,000.00.

To meet our need for cash we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue, we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash or cease operations entirely.

Liquidity and Capital Resources

As of September 30, 2019, the Company has incurred total expenses since inception of $43,000.00 related to legal fees associated with this Offering, and general and administrative costs. In management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. The Company hopes to raise $25,000,000 in this Offering. If we are successful at raising the maximum amount of this offering, we believe that such funds will be sufficient to fund our expenses over the next six months.

Upon the qualification of the Form 1-A, the Company plans to pursue its development strategy. As a part of this strategy, we intend to continue raising capital following this offering, either through subsequent public offerings or private offerings. See “Operational Plan” above. There can be no assurance of the Company's ability to raise such funds or that additional capital will be available to the Company. If so, the Company's objective of entering the strip mall property development space will be adversely affected and the Company may not be able to pursue such a strategy if it is unable to finance it. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are a development stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Off-Balance Sheet Arrangements

As of September 30, 2019, we did not have any off-balance sheet arrangements.

Plan of Operations

Our primary goal for our first year of operation will be to begin construction work on the Lehua Court project, located on 92-8635 Lehua Lane, Naalehu, Hawaii 96737.

Our plan follows below. We are highly dependent upon the success of this offering in implementing the following plan.

PHASE 1

Land Acquisition

Estimated cost: $165,195

Estimated time frame: 1-2 mos.

Contract Architecture, Engineering, and Other Firms

Estimated cost: $7,500,000

Estimated time frame: 1-12 mos.

PHASE 2

Land Acquisition

Estimated Cost: $350,000

Estimated time: 12 – 18 mos.

Contract Architecture, Engineering, and Other Firms

Estimated cost: $10,000,000

Estimated time frame: 18 – 24 mos.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our current directors, executive officers and key employees and their respective ages, positions as of January  2, 2020 are set forth in the following table. Biographical information regarding each director, executive officer and key employee is also set forth below.

Name	Position	Age	Date of First
			Appointment
William Stockton	Chief Executive Officer /Director	69	July 30, 2019
Stephen Sahines	CFO/Director	68	July 30, 2019

William Stockton, CEO and Director. William Stockton is our CEO and Director responsible for the project coordination. William’s experience in the building construction space includes long-term working relationships with commercial sub-contractors and the Hawaii County Department of Public Works. William has 50 years’ experience in real estate development and has been a licensed building contractor in the State of Hawaii since 1989. William has been a commercial construction prime contractor for the past 15 years; the last 5 years was for 3 projects with a of 70,000 square feet. As a prime contractor, William was under contract to develop projects from conception to completion and occupancy. His numerous business contacts will greatly enhance our ability to complete a successful quality project. He has a great concern for environment and in keeping with the native Hawaiian landscape. William has always had an attachment to the community and has had a long-term commitment to the Young Men Christian Association, American Youth Soccer Association and Hawaii County Parks and Recreation agencies.

Stephen Sahines, CFO and Director. Stephen Sahines is our FCO and Director. Stephen will oversee our accounting, budgeting, lease procurement and other back office matters. Stephen has worked in the restaurant and hotel industry for 52 years and has been a Sportfishing Charter Boat Captain for 32 years in charge of all aspects of the operation. In the past 5 years, Stephen has worked for the Marriot Hotels in addition to his Sportfishing Charter business. Stephen will also be in charge of public relations and market research. Stephen has an extensive service industry record, including hotel and restaurant businesses. His management experience includes employee and management groups training. We believe Stephen’s management background will be an indispensable assets to our operations. Stephen is also civic and environmentally minded to compliment the partnership with our CEO, William Stockton.

Director or Officer Involvement in Certain Legal Proceedings

Our officers and directors have not, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Commission and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Company’s officers and sole director review the Company’s internal accounting controls, practices and policies with the assistance of outside advisors.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter.

Independent Directors

The Company is not an issuer whose securities are listed on a national securities exchange, or an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the company.  Under such definition, our directors serve as executive officers of the company are not independent.

EXECUTIVE COMPENSATION

The following table sets forth information about the annual compensation of each of our two (2) directors or executive officers since inception to January  2, 2020:

	Capacities in which	Cash	Other	Total
Name	Compensation was received	Compensation ($)	Compensation ($)	Compensation ($)

William Stockton	CEO/Director	0	0	0
Stephen Sahines	CFO/Director	0	0	0

We do not compensate our directors for attendance of meetings. However, we would reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

Employment Agreements

The Company has no employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The Company has no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our sole executive officers as of January  2, 2020.

Equity Incentive Plan

The Company has no Equity Incentive Plan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January  2, 2020, regarding the beneficial ownership of our Common Stock by the following persons:

●	each person who, to our knowledge, owns more than 5% of our Common Stock;

●	each of our named executive officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Ohia Development Corp., 73-1089 Mahilani Drive, Kailua Kona, Hawaii 96740.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

	Shares of Beneficiary owned
Name and Address of Beneficial Owner	No. Of shares	Percentage (1)
William Stockton	47,500,000	50%
Stephen Sahines	47,500,000	50%
(1) Based on 95,000,000 shares issued and outstanding as of January 2, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since incorporation, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Lehua Court LLC, a Hawaii limited liability company is the related party because William Stockton and Stephen Sahines, the two sole members of Lehua are also the sole shareholders and control persons of Ohia. The $10,000 in Due to Related Party in our Balance Sheet is for legal fees of this offering paid on our behalf by Lehua Court. Lehua Court has no interest or shares in Ohia. Ohia has no parent company.

Land Purchase Agreement

On January 25, 2020 Ohia Development Corp entered into a Land Purchase Agreement pursuant to which Ohia purchased the 4.1439 acres of land located on 92-8635 Lehua Lane, Hawaiian Ocean View Estates, HI. 96737, Tax Map & Lot No. (3) 9-2-093:039 being the raw and undeveloped land for the planned 4 acres of the Phase 1, 50,000 square feet shopping mall development. The purchase price is $161,195.11; closing is February 1, 2021. Performance is subject to financing from the proceeds of this Offering. See “Land Purchase Agreement – Exhibit 1A-6 – Material Contract”.

Indemnification Agreements

We intend to enter into indemnification agreements with or have contractual obligations to provide indemnification to each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Additionally, although our bylaws designate the Court of Chancery of the State of Delaware as exclusive forum for adjudication, including certain litigation and derivative action, such provisions do not preclude the exclusive jurisdiction of the federal courts over all suits brought to enforce any duty or liability created by the Exchange Act of  1934 or the rules and regulations thereunder, nor the concurrent jurisdiction of federal and state courts over all such matters under Section 22 of the Securities Act of 1933. See Amended Bylaws of Ohia Development Corp.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, William Stockton will continue to approve any related party transaction.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 100,000,000 shares of Common Stock, at $0.0001 par value, out of which 95,000,000 are issued and outstanding as of January  2, 2020.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Stockholders Agreement

On October 31, 2019 William Stockton and Stephen Sahines (the “Founding Stockholders”) entered into a stockholders’ agreement (the “Stockholders Agreement”), which outlined certain rights related to their ownership of Common Stock. The stockholders that are parties to the Stockholders Agreement consist of the Founding Stockholder.

The Stockholders Agreement, among other things, provides that for so long as the Stockholders Agreement is in effect, (a) each party will vote and take all other necessary and desirable action within such party’s control to (i) cause the authorized number of directors comprising the Company’s board of directors to be established at up to nine or as provided under DGCL, and (ii) elect or remove a nominee or member, as applicable to the board of directors and (b) comply with the drag-along rights and right of first refusal set forth therein. The Stockholders Agreement will terminate upon the occurrence of any of the following events:

	the written agreement of all of the then-current stockholders subject to the Stockholders Agreement;
	the written notice from the Founding Stockholder to the Other Stockholders;
	the dissolution of the Company;


the appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment of the Company for the benefit of creditors, or any action voluntarily taken by the Company under any insolvency or bankruptcy act, which continues for a period of 90 days; or



(1) the date on which the Company is subject to the reporting requirements of (i) Section 13 or 15(d) of the Exchange Act, or (ii) Regulation A under the Securities Act of 1933, as amended, or (2) the Company has shares of Common Stock that are publicly traded on a national securities exchange or quoted on the over the counter market.

Since the Company expects to become subject to the reporting requirements of the Exchange Act upon completion of this Offering by filing a registration statement on Form 8-A concurrently with the qualification of the offering statement, it is anticipated that the Stockholders Agreement will terminate upon the effectiveness of the registration statement on Form 8-A. Notwithstanding the foregoing, upon qualification of this offering statement, the Stockholders Agreement will be terminated.

Preferred Stock

None

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

We do not have an independent stock transfer agent; however, since we intend to be a full Exchange Act reporting company by registering our Common Stock pursuant to Section 12(g) of the Exchange Act by filing a registration statement on Form 8-A in connection with the qualification of this offering statement, we will enter into an agreement with a Transfer Agent.

Our proposed Transfer Agent is:

Vstock Transfer

18 Lafayette Place

Woodmere, NY 11598

(212) 828 8436

Shares Eligible for Future Sale

Prior to this Offering, there has been no public market for our Common Stock, and we cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Common Stock, including shares issued upon exercise of stock options (if granted subsequent to the date hereof), or the perception that these sales could occur in the public market after this Offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Based on the number of shares of Common Stock outstanding as of January  2, 2020 upon the final closing of this Offering, assuming the sale of all shares offered hereby, 100,000,00 shares of Common Stock will be outstanding.

All of the shares sold in this Offering will be freely tradable unless purchased by our affiliates. The remaining 95,000,000 shares of Common Stock outstanding after this Offering will be restricted as a result of securities laws as described below. All shares will be eligible for resale in compliance with Rule 144 or Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Offering Circular, a number of shares that does not exceed the greater of:

·	1% of the then-outstanding shares of Common Stock, which will equal approximately 500,000 shares immediately after this Offering; and

·	the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least six months is entitled to sell his or her shares under Rule 144 without regard to the limitations described above, subject only to the availability of current public information about us during the six months after the initial six-month holding period is met. After a non-affiliate has beneficially owned his or her shares for one year or more, he or she may freely sell his or her shares under Rule 144 without complying with any Rule 144 requirements.

We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our Common Stock, the personal circumstances of the sellers and other factors. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered by this Offering Circular.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144.

Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act. Article 11 of the Certificate of Incorporation of the Company provides for indemnification of officers, directors and other employees of the Company to the fullest extent permitted by the DGCL. Article 10 of the Certificate of Incorporation provides that directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The DGCL and our Certificate of Incorporation allow us to indemnify our officers and directors from certain liabilities to the extent not prohibited by DGCL or any other applicable law and our Bylaws state that we shall indemnify every (i) present or former director, advisory director or officer of us and (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise (each an “Indemnitee”).

Our Bylaws provide that the Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the Bylaws.

Notwithstanding the above, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Our Bylaws and Certificate of Incorporation include certain indemnification provisions for our officer or directors against liability under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered by this Offering Circular will be passed upon for us by Franklin Ogele, P.A. Newark, New Jersey.

EXPERTS

The financial statements as of September 30, 2019 included in this Offering Circular have been so included in reliance on the report by AJSH & Co LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the Commission under the Securities Act with respect to the Common Stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the offering circular and the exhibits and schedules filed thereto. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

Upon completion of this Offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s, website referred to above.

We also maintain a website at www.lehuacourt.com. Upon completion of this Offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

OHIA DEVELOPMENT CORP.

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the shareholders and board of directors of OHIA Development Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of OHIA Development Corp. (the “Company”) for the period from July 23, 2019 (Inception) through September 30, 2019, the related statements of operations, changes in stockholders’ deficit for the period ended September 30, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019, and the results of its operations and its cash flow for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt about the Company Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no revenues from operation, has not commenced any business operations. These conditions raise substantial doubt about the Company ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AJSH & Co LLP

We have served as the Company’s Auditor since the year 2019.

New Delhi, India

November 26, 2019

OHIA DEVELOPMENT CORP.
AUDITED BALANCE SHEET
As of September 30, 2019
ASSETS
Current Assets
Cash and cash equivalents	$10,000

Total Assets	$10,000

LIABILITIES & SHAREHOLDER'S DEFICIT
Current Liabilities
Accrued Liabilities	$23,000
Due to Related Party	$10,000
Total Liabilities	$33,000
Long term Liabilities
Long term debt	$0
Total Liabilities	$33,000

STOCKHOLDER'S DEFICIT
Preferred Stock $0.0001 par value,
20,000,000 share authorized, none outstanding
Common Stock, 0.0001 par value,
100,000,000 authorized 95,000,000
Issued and outstanding	$9,500
Additional paid in capital	$500
Committed Stock	$10,000
Accumulated Deficit	$(43,000)
Total Stockholder's Deficit	$(23,000)

Total Liabilities and Stockholder's Deficit	$10,000

OHIA DEVELOPMENT CORP.
AUDITED STATEMENT OF OPERATIONS
FROM JULY 23, 2019 THRU SEPTEMBER 30, 2019
For the period ended September 30, 2019
Revenues	$-
Cost of Revenue	$-
Gross Profit	-

Professional fee	$7,500
Legal Fee	$35,000
Operating Expenses	$500
Loss Before Income Taxes	(43,000)

Income Tax Expense	$0

Net Loss	$(43,000)

Loss per Share- Basic	(0.0005)
Weighted Average Shares-
Basic and Diluted	95,000,000

OHIA DEVELOPMENT CORP.

Audited Statement of changes in stockholders' deficit

For the period from inception (July 23, 2019) through September 30, 2019

	COMMON STOCK		ADDITIONAL PAID IN CAPITAL	COMMITTED STOCK	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS DEFICIT
	SHARES	AMOUNT

		$	$	$	$	$
Balance as of July 23, 2019 (Inception)	-	-	-	-	-	0

Issuance of Common Stock	95,000,000	9,500	500	-	-	10,000

Capital Contribution	-	-	-	-	-	0
Pending Stock issuance for services taken	-	-	-	10,000	-	10,000
Net Loss	-	-	-	-	(43,000)	(43,000)

Balance as of September 30, 2019	95,000,000	9,500	500	10,000	(43,000)	(23,000)

OHIA DEVELOPMENT CORP.
AUDITED STATEMENT OF CASH FLOWS

As of September 30, 2019
Net Loss	$(43,000)
Non-Cash expense written off:
Expense against committed stock	$10,000
Net loss after no cash	$(33,000)
Adjustments to reconcile net loss to net cash
used in operating activities:
Due to Related Party	$10,000
Accrued expenses	$23,000
Net cash provided by (used in) operating activities	$0

Cash Flows From Investing Activities	-
Stockholders Equity-Steve	$4,750
Stockholders Equity-Bill	$4,750
Additional paid in Capital	$500
Cash Flows From Financing Activities	$10,000

Net increase (decrease) in cash and cash equivalents	$10,000
Cash and cash equivalents, beginning of period	0
Cash and cash equivalents, end of period	$10,000

Disclosure: Non Cash item includes Committed stock of value $10,000 that are to be paid to Franklin Ogele, our Attorney, for his services worth $5,000.

The accompanying notes are an integral part of these financial statements.

OHIA DEVELOPMENT CORP.

Notes to the Audited Financial Statements

For the period from July 23, 2019 (Inception) through September 30, 2019

Note 1 – Organization and Description of Business

Ohia Development Corp.  (the Company) was incorporated under the laws of the State of Delaware on July 23, 2019. The Company has been in the developmental stage since its inception. The Company is a real estate development company with a focus on strip malls.

The Company has elected December 31st as its year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.  No deferred tax assets or liabilities were recognized at September 30, 2019.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of September 30, 2019 and, thus, anti-dilution issues are not applicable.

Concentration of risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of September 30, 2019.

Property, plant and equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three to 10 years; computer equipment, two to three years; buildings and improvements, five to 15 years; leasehold improvements, two to 10 years; and furniture and equipment, one to five years.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 inputs are quoted (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for asset or liability, either directly or indirectly.

Level 3 inputs are observable input for asset or liability. The carrying amount of financial assets such as cash approximate their fair values because of short maturity of these assets.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans September 30, 2019.

The Company’s stock based compensation for the period from July 23, 2019 (Inception) through September 30, 2019 was $0.

Recent Pronouncements

In August 2018, the FASB issued ASU 2018-14, regarding ASC Topic 820 “Fair Value Measurement”. Effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company will evaluate the impact of this standard on its financial statements.

In May 2019, the FASB issued ASU 2019-05, regarding ASC 326 Financial Instruments – credit losses. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326)” (“ASU 2016-13”), which will change the impairment model for most financial assets and require additional disclosures. The amended guidance requires financial assets that are measured at amortized cost be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets. The amended guidance also requires us to consider historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount in estimating credit losses. The Company will evaluate the impact of this standard on its financial statements.

There were no other new accounting pronouncements during the year ended September 30, 2018 that we believe would have a material impact on our financial position or results of operations.

Note 3 – Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically reoccurring operating loss, no revenues to fund operations, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful. The Company has not yet generated any revenue since inception to date and has sustained operating losses during the period ended September 30, 2019. The Company had working capital of $(23,000) and an accumulated deficit of $43,000 as of September 30, 2019. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flow from operations to meet its obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

In order to maintain its current level of operations, the Company will require additional working capital from either cash flow from operations or from the sale of its equity. However, the Company has no commitments from any third party for the purchase of its equity.

Note 4 – Income Taxes

Reconciliation of the income tax expense / (benefit) computed at the U.S. Federal income tax rate to the Company’s reported income tax expense / (benefit) for the period ended September 30, 2019 is as follows:

For the period from inception to September 30, 2019
Profit / (loss) from operations before income tax	$(43,300)
Income tax rate	21%
Income tax expense at the U.S Federal tax	$(9,093)
Adjustments to derive effective tax rate:
State and local net of federal benefit	-
Non-deductible stock bases compensation	-
Other non-deductible expenses	-
Non allowable carryover of losses	1,819
Valuation allowance	$7,274
Income tax (benefit) / expenses	$-

The ultimate realization of deferred tax assets depends primarily on the Company’s ability to generate sufficient timely future income of the appropriate character in the appropriate taxing jurisdiction.

At September 30, 2019, Company has no unrecognized tax benefits.

The significant components of deferred tax assets and liabilities are as follows:

For the period ended September 30, 2019
Deferred tax assets
Net income / (loss)	$(43,300)
Deferred tax liability	-
Net deferred tax assets	$(7,274)
Less: Valuation allowance	$7,274
Deferred tax asset - net valuation allowance	$-

The Company has a net operating loss of $43,300 and an allowable loss carryover of approximately $7,274 available to offset future income for income tax reporting purposes. However, the Company’s ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.

The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

The Company files income tax returns in the U.S. federal jurisdiction and Delaware state jurisdiction. We are not currently involved in any income tax examinations.

Impact of the Tax Cuts and Jobs Act

The tax cuts and Jobs Act (the “Tax Reform Act”) was enacted on December 22, 2017 and provides for significant changes to U.S. tax law. Among other provisions, the Tax Reform Act reduces the U.S. corporate income tax rate to 21%, effective in 2018. The Tax Reform Act also provides for a transition to a new territorial system of taxation and generally requires companies to include certain untaxed foreign earnings of non-U.S. subsidiaries into taxable income in 2017 (“Transition Tax”). Additionally, the Securities Exchange Commission staff has issued SAB 118, which allows the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. Because the Company is still in the process of analyzing certain provisions of the Tax Act, the Company has determined that the adjustment to its deferred taxes and the Transition Tax are provisional amounts as permitted under SAB 118.

Note 5– Cash and Cash equivalent

Cash and cash equivalents at September 30, 2019 was $10,000.00.

Cash and Cash equivalent	July 23, 2019	September 30, 2019
Cash in hand	$ 0	$ 0
Central Pacific Bank $0.00	$ 0	$ 10,000.00
Total	$ 0	$ 10,000.00

Note 6 - Related party transactions

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal stockholders of the Company, its management, members of the immediate families of principal stockholders of the Company and its management and other parties with which the Company may deal where one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction..

Lehua Court LLC, a Hawaii limited liability company is a related party to the Company because William Stockton and Stephen Sahines, the two sole members of Lehua are also the sole shareholders and control persons of the Company

During the period ended September 30, 2019, Lehua Court LLC entered into an agreement with the attorney of the Company and paid $10,000 to him on behalf of the Company. As at September 30, 2019, the said amount ($10,000) has been included in Due to Related Party in the Balance Sheet of the Company. Lehua Court has no interest or hold any shares of the Company.

Note 7 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of September 30, 2019.

Note 8 – Shareholder Equity

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares of Common Stock with a par value of $0.0001. There were 95,000,000 shares of Common Stock issued as of September 30, 2019 as follows: 47,500,000 shares to William Stockton, CEO and Director and $47,500,000 shares to Stephen Sahines, CFO and Director.

The Company and Franklin Ogele, Esq. (“Ogele”) has agreed that Ogele will receive Company’s stock worth $10,000.00 in lieu of cash at 50% discount for Ogele legal fees, disclosed under Committed Stock.

The Company does not have any potentially dilutive instruments as of September 30, 2019 and, thus, anti-dilution issues are not applicable.

Pertinent Rights and Privileges

Holders of shares of Common Stock are entitled to one vote for each share held to be used at all stockholders’ meetings and for all purposes including the election of directors. Common Stock does not have cumulative voting rights. Nor does it have preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock.

Note 9 – Subsequent Events

The Company has analyzed its operations subsequent to September 30, 2019 and has determined that it does not have any other material subsequent events to disclose in these financial statements.

PART III – EXHIBITS

Exhibit No	Description

2.1	Certificate of Incorporation – Filed on November 26, 2019
2.2	Bylaws of the Corporation – Filed on November 26, 2019
3.1	Form of Stockholders Agreement – Filed on November 26, 2019
10.1 11.1	Land Purchase Agreement Consent of AJSH & Co LLP – Filed on November 26, 2019
12.1	Legal Opinion Letter – Filed on Filed on November 26, 2019

SIGNATURES

Pursuant to the requirements Tier 2 of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kailua Kona, State of Hawaii as of this February 3, 2020.

Ohia Development Corp.

By: /s/ William Stockton
Name: William Stockton/CEO
Title: Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Offering Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stephen Sahines	CFO and Director	February 3, 2020
Stephen Sahines	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)